Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants of Chicopee Bancorp, Inc., we hereby consent to the incorporation by reference in Registration Statement No. 136002 of our report dated March 22, 2007, with respect to the consolidated balance sheets of Chicopee Bancorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K/A of Chicopee Bancorp, Inc.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine

April 6, 2007